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                                                                   EXHIBIT 99.1

                    LXR ANNOUNCES SUSPENSION OF SEC REPORTING

Contact:     LXR Biotechnology Inc.
             510.758.4396

        Richmond, California - December 28, 1999 - LXR Biotechnology Inc. (OTC
BB: LXRI) announced today that it intends to suspend the registration of its stock with the Securities and Exchange Commission by the end of calendar year 1999. The suspension, which will enable cost savings to the company, will take effect automatically upon the filing of required forms with the SEC, subject to SEC review. The filing will be based on the decrease in the number of LXR stockholders below the level requiring continued registration.

        LXR's shares are currently traded on the Nasdaq OTC Bulletin Board under the symbol LXRI. As a result of the suspension of its SEC reporting obligations, LXR will no longer be eligible to be traded on the OTC Bulletin Board. LXR shares may continue to trade on the so-called "pink sheets."

        In addition, LXR announced that it has agreed with US Bancorp Piper Jaffray to suspend that firm's search for a purchaser of the company or its technology. LXR will continue to evaluate the feasibility of selling either the company or its remaining assets. The company has effectively discontinued operations while it undertakes this evaluation.

LXR Biotechnology Inc. is a biopharmaceutical company with intellectual property and research technology for the development of innovative therapeutics to treat diseases through the control of apoptosis or gene-directed cell death. LXR's compounds include HK-Cardiosol(TM), CP-Cardiosol(TM) and Elirex(TM).

        SOURCE: LXR Biotechnology Inc.